LETTER AGREEMENT

Russell Investment Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Agreement”), RIC advises you that it is creating Class A and Class Y Shares for the existing RIC Russell U.S. Growth Fund (the “New Classes”). RIC desires RFSC to serve as Transfer Agent with respect to the New Classes pursuant to the terms and conditions of the Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Classes by executing this Letter Agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this      day of         , 2012.

RUSSELL FUND SERVICES COMPANY

By:
Sandra Cavanaugh
President